Exhibit 99.1

McClatchy Reports Preliminary Second Quarter 2015 Results

- Executing on strategic initiatives to help counter continuing trends in print advertising

- Revenue categories other than print newspaper advertising grew to 67.6% of Q2 2015 total revenues

- Free cash flow of $70.8 million over trailing 12-month period ended Q2 2015 vs $53.7 million in fiscal 2014

- Reduced debt by $41.3 million in Q2 2015; cash at $32.1 million as of the end of Q2 2015

- Received a final distribution of $7.5 million in Q2 2015 from Classified Ventures

SACRAMENTO, Calif., July 24, 2015 /PRNewswire/ -- The McClatchy Company (NYSE-MNI) today reported preliminary earnings from continuing operations in the second quarter of 2015 of $0.1 million, or $0.00 per share. Preliminary earnings do not include an anticipated non-cash charge to GAAP earnings for impairment of goodwill and long-lived assets discussed below.

In connection with the company's management reorganization actions and the recent decline in its stock price, management noted that it is in the process of performing impairment testing of goodwill and other long-lived assets as of June 28, 2015. Upon completion of that testing, the company expects to record a non-cash impairment charge to GAAP earnings in its second quarter financial statements when it files its Form 10-Q with the Securities and Exchange Commission (SEC) on or before August 7, 2015. The company will issue a press release announcing the final second quarter results when it files its Form 10-Q with the SEC.

For the second quarter of 2014, net income from continuing operations was $91.6 million, or $1.03 per share, and included, among other items, a combined pre-tax gain of $145.9 million primarily from McClatchy's share of the gain from Classified Ventures' sale of Apartments.com and to a lesser extent a gain on the sale of its 50% partnership interest in McClatchy-Tribune Information Services ("MCT"). Excluding these gains and the net impact of certain other items, adjusted income from continuing operations in the second quarter of 2014 was $2.8 million. Net income in the second quarter of 2014, including the impact of discontinued operations, was $89.9 million, or $1.02 per share.

Pat Talamantes, McClatchy's president and CEO, said, "We made significant progress in the second quarter executing on our strategic initiatives even in the face of another challenging quarter, particularly in print-related advertising revenue. As we outlined during our first quarter earnings call in April of this year, we are working on various revenue-generating and expense-savings initiatives. We are focused on building the leading local media companies in each of our markets as we expand and grow our non-traditional revenue sources while at the same time reducing legacy costs. We are on track to achieve the $25 million to $30 million of cost savings in 2015 that we targeted at the onset from these specific initiatives. We expect the savings to continue to build over the course of the year and, in light of continued weakness in print advertising revenues, individual newspapers continue to adopt additional cost reduction plans to achieve their budgets."

Talamantes continued, "In addition to the gains we made on the operational front, we were also able to reduce our outstanding debt balance by $41.3 million and still end the quarter with $32.1 million in cash. We saw an improvement in free cash flow generation as cash interest continues to decline. And under our newly established share repurchase program, we repurchased 565,000 shares of Class A stock during the quarter."

Second Quarter Results

Total revenues, based on gross sales of Cars.com and certain other digital products and services, in the second quarter of 2015 were $269.4 million, down 7.7% compared to the second quarter of 2014. Advertising revenues, based upon gross sales, were $165.6 million, down 12.5% compared to the same quarter last year. Softness in print advertising and direct marketing advertising negatively impacted total revenue performance in the quarter.

McClatchy again had growth in digital-only advertising revenues which helped to mitigate the revenue declines from the print side of the business. For the second quarter of 2015, digital-only advertising revenues reported on a gross basis grew 5.0%. Digital audience revenues were up 7.1% in the quarter and total audience revenues were flat compared to the same quarter last year. Together with direct marketing and other non-traditional sources, these revenue categories, which exclude print newspaper advertising, grew in the second quarter of 2015 and accounted for 67.6% of total revenues in the quarter compared to 63.0% in the second quarter of 2014. Total digital gross advertising revenues were down 1.8% compared to the same quarter last year.

On a GAAP basis, which reports revenues associated with the sales of Cars.com and certain other digital products and services net of wholesale fees paid to third-party vendors, total revenues in the second quarter of 2015 were $262.4 million, down 8.7% compared to the second quarter of 2014. Advertising revenues were $158.5 million, down 14.2% compared to the same quarter last year.

Direct marketing advertising revenues declined 6.5% in the quarter and reflect in part the elimination of certain niche products in the third quarter of 2014, and in part, a pullback by large retailers in preprint advertising inserts delivered to non-subscribers.

Audience revenues were $90.8 million, flat from the same quarter in 2014, as print related subscription revenue declines offset 7.1% growth in digital audience revenues. Digital-only subscribers grew to 75,500 in the second quarter of 2015 representing an increase of 28.6% from the second quarter of 2014, which helped contribute to the growth in digital audience revenues in the quarter. The monthly unique visitor count finished the quarter down 0.5% compared to the same quarter last year when monthly unique visitors were up 9.9%. Mobile users continue to grow and represented 52.3% of total monthly unique visitors in the quarter.

Results in the second quarter of 2015 included the following items:

  A loss on the extinguishment of debt totaling $0.9 million ($0.6 million after-tax);
  A distribution from Classified Ventures totaling $7.5 million ($4.6 million after-tax);
  Severance charges totaling $3.9 million ($2.4 million after-tax);
  Accelerated depreciation charges totaling $1.6 million ($1.0 million after-tax); and
  Other restructuring charges totaling $1.1 million ($0.7 million after-tax).

Operating cash expenses, excluding severance and certain other charges, declined 4.8% from the same quarter last year. This decrease is in spite of an increase of $1.1 million from investments related to revenue and other initiatives and digital infrastructure such as new enterprise-wide systems.

Operating cash flow from continuing operations was $41.5 million in the second quarter of 2015, down 25.0% compared to the second quarter last year. (Non-GAAP measurements impacting income from continuing operations, cash expenses and operating cash flows are discussed below.)

First Six Months Results

Based on gross sales of Cars.com and certain other digital products and services, total revenues for the first six months of 2015 were $533.8 million, down 6.8% compared to the first six months of 2014. Advertising revenues were $324.0 million, down 12.3% compared to the first six months of last year. Softness in print retail and national advertising continued to negatively impact print and direct marketing advertising revenues. Advertising comparisons also reflect the loss of revenues resulting from the disposition of Apartments.com in April 2014.

On a GAAP basis, which reports revenues associated with the sales of Cars.com and certain other digital products and services net of wholesale fees paid to third-party vendors, total revenues for the first six months of 2015 were $519.5 million, down 7.8% compared to the first six months of 2014. Advertising revenues were $309.8 million, down 14.0% compared to the first six months of 2014.

The net loss from continuing operations for the first six months of 2015 was $11.2 million, or $0.13 per share, compared to income from continuing operations for the first six months of 2014 of $75.6 million, or $0.85 per share, which included among other items, a combined pre-tax gain of $145.9 million primarily from McClatchy's share of the gain from Classified Ventures' sale of Apartments.com and to a lesser extent a gain on the sale of its 50% partnership interest in McClatchy-Tribune Information Services ("MCT"). Net income including discontinued operations for the first six months of 2014 was $74.1 million, or $0.84 per share, while there were no such discontinued operations reported for the first six months of 2015.

The company recorded a loss from continuing operations for the first six months of 2015, excluding the net impact of certain items itemized below, of $8.6 million. The loss from continuing operations for the first six months of 2014, when adjusted for similar items, was $3.4 million. (Non-GAAP measurements are discussed below.)

Results for the first six months of 2015 included the following items:

  A loss on the extinguishment of debt totaling $0.9 million ($0.6 million after-tax);
  A distribution from Classified Ventures totaling $7.5 million and a gain related to the sale of Classified Ventures totaling $0.6 million (combined $5.0 million after-tax);
  Severance charges totaling $8.1 million ($5.0 million after-tax);
  Accelerated depreciation charges totaling $1.8 million ($1.1 million after-tax); and
  Other restructuring charges totaling $1.7 million ($1.0 million after-tax).

Operating cash flow from continuing operations was $68.7 million for the first six months of 2015, down 26.8% compared to the first six months of 2014. (Non-GAAP measurements impacting income from continuing operations, cash expenses and operating cash flows are discussed below.)

Other Second Quarter Business and Financial Highlights

Interest expense declined by $11.3 million in the second quarter of 2015 compared to the second quarter of 2014 and declined $22.4 million for the first six months of 2015 compared to the first six months of 2014. Cash interest is expected to decline about $41 million for all of 2015 as a result of lower debt balances compared to 2014.

Debt at the end of the second quarter of 2015 was $991.2 million. The company finished the quarter with $32.1 million in cash. The leverage ratio at the end of the second quarter as defined in the company's credit agreement was 4.64 times cash flow compared to a maximum leverage covenant of 6.0 times cash flow (as defined).

Income from equity investments declined $2.7 million in the second quarter of 2015. Income from equity investments included results from Classified Ventures in the second quarter of 2014 with no results in 2015 (Apartments.com sold on April 1, 2014, and Cars.com sold on Oct. 1, 2014).

Early in the second quarter, the company received a final cash distribution of $7.5 million from Classified Ventures. The amount was recorded as a gain on the sale of an equity investment in its financial statements in the second quarter of 2015 because the company has no continuing ownership interest in Classified Ventures. Also during the second quarter of 2015, the company repurchased 565,000 shares of Class A common stock at a weighted average price of $1.17 per share under its recently authorized limited share repurchase program.

Outlook

Based upon current trends and its revenue initiatives, management expects full year 2015 digital-only advertising revenues to grow in the double-digit range (on a gross basis). Due to the continued pull back of large advertisers in some direct marketing products, management now expects direct marketing revenues to be about flat with 2014, while audience revenues are expected to grow in the low single-digit range. Cash expenses are expected to decline in the mid single-digit range for all of 2015 reflecting the savings from its legacy cost reduction initiatives. Through these revenue and cost reduction efforts, cash flow is expected to flatten in the second half of 2015 on a year-over-year basis, reflecting an improving trend in operating cash flows in the third quarter and growth in the fourth quarter of 2015.

The company's statistical report, which summarizes revenue performance for the second quarter of 2015, is attached.

Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP financial measures such as gross revenues, adjusted net loss from continuing operations, operating cash flow, operating cash flow margin, and free cash flow from operations. Adjusted net loss from continuing operations is defined as net loss from continuing operations excluding amounts (net of tax) for a gain on the sale of an equity investment, severance charges, accelerated depreciation on equipment, real estate related charges, certain other charges, reversal of interest on tax items and certain discrete tax items. Operating cash flow is defined as operating loss plus depreciation and amortization, severance charges and certain other charges. Operating cash flow margin is defined as operating cash flow divided by total net revenues. Free cash flow from operations is defined as operating cash flow less cash paid for interest, taxes from operations, and capital expenditures. These non-GAAP financial measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's ongoing operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  an easier way to compare the company's most recent operating results against investor and analyst financial models and industry peers.

These non-GAAP financial measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. McClatchy's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 77761237) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; transactions may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenue and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 28, 2014, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE MCCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; Amounts in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2015	2014	2015	2014
REVENUES - NET:
Advertising	$ 158,520	$ 184,649	$ 309,767	$ 360,251
Audience	90,842	90,817	184,051	179,770
Other	12,998	11,925	25,720	23,541
	262,360	287,391	519,538	563,562
OPERATING EXPENSES:
Compensation	101,091	103,481	207,763	212,033
Newsprint, supplements and printing expenses	24,523	29,083	49,299	56,360
Depreciation and amortization	24,934	25,926	48,597	66,221
Other operating expenses	100,349	101,594	203,574	206,339
	250,897	260,084	509,233	540,953

OPERATING INCOME	11,463	27,307	10,305	22,609

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(22,172)	(33,475)	(44,510)	(66,887)
Interest income	70	46	133	50
Equity income (loss) in unconsolidated companies, net	4,676	7,410	8,543	16,968
Gains related to equity investments	7,460	145,893	8,093	145,893
Loss on extinguishment of debt, net	(883)	-	(883)	-
Other - net	(182)	82	(248)	144
	(11,031)	119,956	(28,872)	96,168

Income (loss) from continuing operations before taxes	432	147,263	(18,567)	118,777
Income tax provision (benefit)	334	55,615	(7,319)	43,191
INCOME (LOSS) FROM CONTINUING OPERATIONS	98	91,648	(11,248)	75,586

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAXES	-	(1,699)	-	(1,479)
NET INCOME (LOSS)	$ 98	$ 89,949	$ (11,248)	$ 74,107

Net income (loss) per common share:
Basic:
Income (loss) from continuing operations	$ 0.00	$ 1.06	$ (0.13)	$ 0.87
Loss from discontinued operations	-	(0.02)	-	(0.01)
Net income (loss) per share	$ 0.00	$ 1.04	$ (0.13)	$ 0.86

Diluted:
Income (loss) from continuing operations	$ 0.00	$ 1.03	$ (0.13)	$ 0.85
Loss from discontinued operations	-	(0.01)	-	(0.01)
Net income (loss) per share	$ 0.00	$ 1.02	$ (0.13)	$ 0.84

Weighted average number of common shares used to calculate basic and diluted earnings per share:

Basic	87,441	86,734	87,324	86,604
Diluted	87,648	88,593	87,324	88,513

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 2
	Combined			Print			Digital

Revenues:	2015	2014	% Change	2015	2014	% Change	2015	2014	% Change

Advertising revenues reported at gross for certain digital contracts (historical)
Retail	$77,468	$92,655	-16.4%	$56,824	$71,948	-21.0%	$20,644	$20,707	-0.3%
National	11,094	13,145	-15.6%	6,554	8,897	-26.3%	4,540	4,247	6.9%
Classified Total	47,015	51,563	-8.8%	23,550	26,975	-12.7%	23,464	24,590	-4.6%
Automotive	16,114	18,452	-12.7%	3,862	5,730	-32.6%	12,252	12,723	-3.7%
Real Estate	7,171	8,066	-11.1%	4,275	5,297	-19.3%	2,897	2,769	4.6%
Employment	8,417	9,676	-13.0%	3,730	4,224	-11.7%	4,686	5,453	-14.1%
Other	15,313	15,369	-0.4%	11,683	11,724	-0.3%	3,629	3,645	-0.4%
Direct Marketing	29,702	31,757	-6.5%	29,702	31,757	-6.5%
Other Advertising	301	92	227.2%	301	91	230.8%
(A) Total Advertising	$165,580	$189,212	-12.5%	$116,931	$139,668	-16.3%	$48,648	$49,544	-1.8%

Memo: Digital-only							$32,590	$31,030	5.0%

Audience	90,842	90,817	0.0%	66,107	67,721	-2.4%	24,735	23,097	7.1%
Other	12,998	11,925	9.0%
Total Revenues	$269,420	$291,954	-7.7%

(B) Wholesale fees for certain advertising contracts	$7,060	$4,563	54.7%

Advertising revenues reported at net for certain digital contracts (GAAP)
Retail	$77,468	$92,655	-16.4%	$56,824	$71,948	-21.0%	$20,644	$20,707	-0.3%
National	11,094	13,145	-15.6%	6,554	8,897	-26.3%	4,540	4,248	6.9%
Classified Total	39,955	47,000	-15.0%	23,550	26,975	-12.7%	16,405	20,026	-18.1%
Automotive	9,313	14,143	-34.2%	3,862	5,730	-32.6%	5,451	8,414	-35.2%
Real Estate	7,171	8,066	-11.1%	4,275	5,297	-19.3%	2,896	2,769	4.6%
Employment	8,158	9,422	-13.4%	3,730	4,224	-11.7%	4,428	5,197	-14.8%
Other	15,313	15,369	-0.4%	11,683	11,724	-0.3%	3,629	3,645	-0.4%
Direct Marketing	29,702	31,757	-6.5%	29,702	31,757	-6.5%
Other Advertising	301	92	227.2%	301	91	230.8%
(A) -(B) Total Net Advertising	$158,520	$184,649	-14.2%	$116,931	$139,668	-16.3%	$41,589	$44,981	-7.5%

Memo: Digital-only							$25,651	$26,632	-3.7%

Audience	90,842	90,817	0.0%	66,107	67,721	-2.4%	24,735	23,097	7.1%
Other	12,998	11,925	9.0%
Total Revenues	$262,360	$287,391	-8.7%

Advertising Statistics for Dailies:
Full Run ROP Linage				3,094.2	3,651.4	-15.3%

Millions of Preprints Distributed				777.9	946.5	-17.8%

Audience:
Daily Average Total Circulation*				1,640.9	1,710.7	-4.1%
Sunday Average Total Circulation*				2,475.9	2,622.0	-5.6%
Monthly Unique Visitors							40,878.1	41,102.5	-0.5%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	June Year-to-Date
	Combined			Print			Digital

Revenues	2015	2014	% Change	2015	2014	% Change	2015	2014	% Change

Advertising revenues reported at gross for certain digital contracts (historical)
Retail	$154,074	$180,576	-14.7%	$114,316	$141,729	-19.3%	$39,758	$38,847	2.3%
National	20,652	25,971	-20.5%	12,324	17,593	-29.9%	8,328	8,378	-0.6%
Classified Total	93,130	102,112	-8.8%	46,913	53,482	-12.3%	46,217	48,633	-5.0%
Automotive	32,219	36,807	-12.5%	8,008	11,595	-30.9%	24,211	25,213	-4.0%
Real Estate	14,018	15,656	-10.5%	8,556	10,173	-15.9%	5,462	5,483	-0.4%
Employment	16,603	18,818	-11.8%	7,345	8,234	-10.8%	9,258	10,586	-12.5%
Other	30,290	30,831	-1.8%	23,004	23,481	-2.0%	7,286	7,350	-0.9%
Direct Marketing	55,677	60,479	-7.9%	55,677	60,479	-7.9%
Other Advertising	498	173	187.9%	498	172	189.5%
(A) Total Advertising	$324,033	$369,311	-12.3%	$229,728	$273,455	-16.0%	$94,305	$95,856	-1.6%

Memo: Digital-only(excl apts.com)							$62,324	$59,505	4.7%

Audience	184,051	179,770	2.4%	135,321	135,549	-0.2%	48,730	44,221	10.2%
Other	25,720	23,541	9.3%
Total Revenues	$533,804	$572,622	-6.8%

(B) Wholesale fees for certain advertising contracts	$14,266	$9,060	57.5%

Advertising revenues reported at net for certain digital contracts (GAAP)
Retail	$154,074	$180,576	-14.7%	$114,316	$141,729	-19.3%	$39,758	$38,847	2.3%
National	20,652	25,971	-20.5%	12,324	17,593	-29.9%	8,328	8,378	-0.6%
Classified Total	78,866	93,052	-15.2%	46,913	53,482	-12.3%	31,953	39,571	-19.3%
Automotive	18,515	28,297	-34.6%	8,008	11,595	-30.9%	10,507	16,703	-37.1%
Real Estate	14,018	15,656	-10.5%	8,556	10,173	-15.9%	5,462	5,483	-0.4%
Employment	16,043	18,268	-12.2%	7,345	8,234	-10.8%	8,698	10,034	-13.3%
Other	30,290	30,831	-1.8%	23,004	23,481	-2.0%	7,286	7,350	-0.9%
Direct Marketing	55,677	60,479	-7.9%	55,677	60,479	-7.9%
Other Advertising	498	173	187.9%	498	172	189.5%
(A) -(B) Total Net Advertising	$309,767	$360,251	-14.0%	$229,728	$273,455	-16.0%	$80,039	$86,796	-7.8%

Memo: Digital-only(excl apts.com)							$48,295	$50,842	-5.0%

Audience	184,051	179,770	2.4%	135,321	135,549	-0.2%	48,730	44,221	10.2%
Other	25,720	23,541	9.3%
Total Revenues	$519,538	$563,562	-7.8%

Advertising Statistics for Dailies:
Full Run ROP Linage				6,208.1	7,160.3	-13.3%

Millions of Preprints Distributed				1,572.3	1,873.0	-16.1%

Audience:
Daily Average Total Circulation*				1,684.7	1,760.6	-4.3%
Sunday Average Total Circulation*				2,532.3	2,643.4	-4.2%
Monthly Unique Visitors							43,415.2	43,367.0	0.1%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income from Continuing Operations to Operating Cash Flows

	Quarters Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2015	2014	2015	2014
REVENUES - NET:
Advertising	$ 158,520	$ 184,649	$ 309,767	$ 360,251
Audience	90,842	90,817	184,051	179,770
Other	12,998	11,925	25,720	23,541
	262,360	287,391	519,538	563,562
OPERATING EXPENSES:
Compensation excluding severance charges	97,142	102,406	199,631	209,129
Newsprint, supplements and printing expense	24,523	29,083	49,299	56,360
Other cash operating expenses	99,227	100,599	201,896	204,238
Cash operating expenses excluding severance and other charges
	220,892	232,088	450,826	469,727
Severance charges	3,949	1,075	8,132	2,904
Other charges	1,122	995	1,678	2,101
Depreciation and amortization	24,934	25,926	48,597	66,221
Total operating expenses	250,897	260,084	509,233	540,953

OPERATING INCOME	11,463	27,307	10,305	22,609
Add back:
Depreciation and amortization	24,934	25,926	48,597	66,221
Severance charges	3,949	1,075	8,132	2,904
Other charges	1,122	995	1,678	2,101
OPERATING CASH FLOW	$ 41,468	$ 55,303	$ 68,712	$ 93,835

OPERATING CASH FLOW MARGIN	15.8%	19.2%	13.2%	16.7%

Reconciliation of Net Income / (Loss) from Continuing Operations to Adjusted Net Income / (Loss)

Net income / (Loss) from continuing operations:	$ 98	$ 91,648	$ (11,248)	$ 75,586

Add back certain items, net of tax:
Loss / (Gain) on extinguishment of debt	560		560
Gain related to equity investment distribution		(89,046)		(89,046)
Gain on sale of equity investments	(4,631)	(1,057)	(5,024)	(1,057)
Severance charges	2,418	584	4,980	1,635
Accelerated depreciation on equipment	977	4	1,067	8,332
Real estate related charges	33	417	33	979
Other charges	675	215	1,015	352
Reversal of interest on tax items	-	-	-	(141)
Certain discrete tax items	-	-	-	-
Adjusted net income / (loss) from continuing operations	$ 130	$ 2,765	$ (8,617)	$ (3,360)

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Cash Flow From Operations to Free Cash Flow

		Year Ended	Q3 2014	Q4 2014	Q1 2015	Q2 2015	TTM
		December 28,	September 28,	December 28,	March 29,	June 28,	June 28,
		2014	2014	2014	2015	2015	2015
Operating income		$ 82,323	$ 18,550	$ 41,164	$ (1,158)	$ 11,463	$ 70,019
Add back:
Depreciation & amortization		113,638	23,804	23,613	23,663	24,934	96,014
Severance charges		5,488	2,099	485	4,183	3,949	10,716
Other charges		9,047	358	6,594	555	1,122	8,629
Operating cash flow		$ 210,496	$ 44,811	$ 71,856	$ 27,243	$ 41,468	$ 185,378

Cash interest paid		(121,375)	$ (16,797)	$ (43,380)	$ (12,695)	$ (28,820)	(101,692)
Cash taxes from operations	[1]	(11,968)	$ (6,612)	$ 6,024	$ 12,519	$ (8,335)	3,597
Capital expenditures		(23,441)	$ (5,816)	$ (3,436)	$ (2,575)	$ (4,617)	(16,444)
Free cash flow from operations		$ 53,712	$ 15,586	$ 31,064	$ 24,492	$ (304)	$ 70,839

Footnotes
1	Excludes taxes paid for unusual transactions (i.e. sales of equity investments)

CONTACT: Ryan Kimball, Assistant Treasurer & Director of Investor Relations, 916-321-1849, rkimball@mcclatchy.com